Exhibit 10.24

PALVELLA THERAPEUTICS, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into this 13th day of December 2024 (the “Effective Date”) by and between Palvella Therapeutics, Inc. a Delaware Corporation (“Company”) located at 125 Strafford Avenue, Suite 360, Wayne, PA 19087 and Tom Bures an individual (“Consultant”) located at ***.

The parties, intending to be legally bound, hereby agree as follows:

1.          Engagement. Company hereby engages the Consultant, and the Consultant hereby accepts such engagement beginning on the Effective Date, to provide the services set forth on Exhibit A, as and when requested by Company, and upon the terms and conditions set forth herein (the “Services”). The Consultant shall devote such time, attention, effort and resources as is necessary for it to perform the Services required of it hereunder. Consultant represents that Consultant shall perform the Services in a competent manner consistent with industry standards.

2.          Consideration. As full and complete consideration for Consultant’s performance of the Services, Company shall pay Consultant an hourly rate of $500 per hour to be invoiced at the end of each month. Consultant shall submit monthly invoices, with detailed timesheets, by date and activities performed/deliverables, as support for the services rendered. All invoices must specify the invoice date, total and period covered. Payment of any fees will be made within 30 days after receipt of such invoice by the Company.

Invoices shall be emailed to:

Palvella Therapeutics, Inc.

Attn:  Kathleen McGowan, VP Finance and Operations

125 Strafford Avenue, Suite 360

Wayne, PA 19087

Email:  Kathleen.McGowan@palvellatx.com AND accountspayable@palvellatx.com

Office:  (484) 253-1464

3.       Expenses. Additionally, the Company will pay Consultant for miscellaneous business and travel-related expenses, if preapproved and incurred while providing services to the Company during the term of this Agreement. The expenses must be reasonable and necessary in accordance with the Company’s travel and expense policies. The Consultant shall submit written documentation and receipts itemizing the dates on which expenses were incurred. The Company shall pay Consultant the amounts due pursuant to submitted reports within 30 days after a report is received by the Company.

4.           Confidentiality; Non-Disclosure Agreement. Consultant hereby agrees to the Non-disclosure Agreement executed on December 13, 2024 (Exhibit B).

5.          Independent Contractor. It is understood that Consultant is an independent contractor and that Consultant will not in any event be construed as or hold itself out to be an employee or agent of Company. At no time will Consultant or the work efforts of Consultant be under the supervision or control of Company, although Consultant shall at all times comply with all requests and regulations applicable to any other business invitee of Company. The Company will not deduct any taxes from any payments made to Consultant, and Consultant shall be solely responsible for any taxes that may be due and payable as a result of such payments.

6.           Termination. This Agreement is effective on the Effective Date, and the Engagement will terminate upon the earlier of: the completion of agreed upon services to the satisfaction of Company, or at any time upon ten (10) days’ written notification to Consultant pursuant to Section 12 below or by Consultant to the Company by email to matt.korenberg@palvellatx.com. Company may terminate the Engagement immediately upon Consultant’s refusal to, or inability to perform under the Agreement or Consultant’s breach of this agreement.

7.           Not Assignable. Consultant may not assign, sell or transfer any part of this Agreement or subcontract any of the Services to any other party, individual, firm or entity without first obtaining the written permission of Company.

8.           Intellectual Property. Consultant will promptly disclose to the Company any invention, trademark, copyrightable material, or commercial idea or plan, arising from Consultant’s Services. The Company will be the exclusive owner of any invention and/or patent rights, trademark, copyrightable material and any copyright or commercial idea or plan that is derived from the Services. Consultant will execute such documents and take such other action at the Company’s expense as may be necessary or appropriate to establish, register, record or otherwise document the Company’s ownership therein in the United States and/or foreign countries.

9.          Debarment. Consultant represents that it has never been, (i) debarred or convicted of a crime for which a person can be debarred under 21 U.S.C. § 335a and (ii) threatened to be debarred or indicted for a crime or indicted for a crime or otherwise engaged in conduct for which a person can be debarred under § 335a. Consultant agrees that it will promptly notify the Company in the event of any such debarment, conviction, threat or indictment occurring during the term of this Agreement. Consultant agrees not to employ or otherwise engage any individual who will be rendering services to the Company who has been debarred or convicted of a crime for which a person can be debarred.

10.          Indemnification. Company shall indemnify, defend and hold harmless Consultant from and against all Damages which it may incur and which relate to or arise from the Services performed by Consultant pursuant to this engagement; provided, however, that Company will not be liable to the extent that any Damages are determined to have primarily resulted from Consultant’s breach of contract, negligence or willful misconduct in performing such services.

11.        Absence of Conflicting Agreements. Consultant understands that Company does not desire to acquire from Consultant any trade secrets, know-how or confidential business information that Consultant may have acquired from others. Consultant represents that Consultant is not bound by any agreement, commitment, arrangement or court order, or any other existing or previous business relationship which violates, conflicts with or prevents the full performance of Consultant’s duties and obligations to Company during the term of this Agreement.

12.        Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (a) delivered by hand or (b) made by email transmission. All notices shall be deemed delivered upon receipt.

If to Company:

Palvella Therapeutics, Inc.

Attention: Matt Korenberg, CFO

125 Strafford Avenue, Suite 360

Wayne, PA 19087

Email: matt.korenberg@palvellatx.com

Phone:  (646) 337-6976

If to Consultant:

Tom Bures

Address: ***

Phone: ***

Email: ****

13.         Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflict of law principles of any jurisdiction. Consultant hereby submits to the exclusive jurisdiction and venue of the federal and state courts in the State of Delaware for any action or proceeding arising out of or related to this Agreement. This Agreement and referenced attachments constitute the entire contract of the parties hereto and supersedes any prior agreement between the parties. The provisions of this Agreement and the obligations and rights of the parties may be amended or waived if, but only if, such amendment or waiver is in writing and is approved in writing by the parties. This Agreement may be executed in two or more counterparts (including by electronic transmission), all of which, when taken together, shall constitute one and the same Agreement.

[Remainder of Page Intentionally Left Blank; Signatures Follow]

IN WITNESS WHEREOF, the parties have executed this Independent Consultant Agreement as of the date first written above.

Palvella Therapeutics, Inc.

By:	/s/ Wesley Kaupinen
Name:	Wesley H. Kaupinen
Title:	President and CEO

Tom Bures

By:	/s/ Tom Bures
Name:	Tom Bures

EXHIBIT A

STATEMENT OF WORK TO BE PERFORMED

Support the Company in accounting and reporting matters through the reverse merger transition on an as needed basis, including the following list of activities:

●	Closing for December 2024 and 2024 Audit

●	SEC reporting for inclusion in 10K

●	Tax Compliance – filing 2023 and 2024 tax returns, 1099s

●	German Tax Credits

●	Coordinate payroll with HR consultant and TriNet for severance for departing Pieris employees

●	CVR activity

●	General questions on legacy Pieris

EXHIBIT B

CONFIDENTIALITY:

NON-DISCLOSURE AGREEMENT DATED DECEMBER 13, 2024

(SEE ATTACHED)